                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
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    / /  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                             STANDARD MICROSYSTEMS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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     and 0-11.
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

                       STANDARD MICROSYSTEMS CORPORATION
                             ---------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 15, 1997
                            ------------------------

To the Stockholders of
  STANDARD MICROSYSTEMS CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Standard Microsystems Corporation ("SMC" or the "Company") will be held on July 15, 1997, at 10:00 A.M., at The Wind Watch Marriott Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York for the following purposes:

        (1) Election of directors.

        (2) Ratification of the selection of Arthur Andersen LLP as independent public accountants for SMC for the fiscal year ending February 28, 1998.

        (3) A stockholder proposal relating to director retirement plans, if such proposal is brought before the meeting.

        (4) Transaction of such other business as may properly come before the meeting or any adjournment thereof.

    In accordance with the bylaws of SMC, the Board of Directors has fixed the close of business on May 21, 1997 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,
                                          HAROLD I. KAHEN
                                          SECRETARY

Dated: June 2, 1997

  AFTER READING THE FOLLOWING PROXY STATEMENT, PLEASE SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       STANDARD MICROSYSTEMS CORPORATION
                                 80 ARKAY DRIVE
                           HAUPPAUGE, NEW YORK 11788
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                 ANNUAL MEETING OF STOCKHOLDERS, JULY 15, 1997

    This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Standard Microsystems Corporation, a Delaware corporation ("SMC" or the "Company"), for use at the Annual Meeting of Stockholders of SMC to be held on July 15, 1997 and at any adjournment thereof. June 2, 1997 is the approximate date on which this statement and the accompanying proxy are first being mailed to stockholders.

                             ELECTION OF DIRECTORS

    At the annual meeting, two directors are to be elected for terms expiring in 2000.

NOMINEES OF THE BOARD OF DIRECTORS

    It is the intention of the persons named in the proxy hereby solicited to vote for the election as directors of the two nominees of the Board who are named below, unless otherwise specified in the proxy. Should any nominee become unable to accept nomination or election (which is not anticipated), it is the intention of the persons designated as proxies to vote for the election of any remaining nominee and for any substitute nominee as the Board may designate.

    Set forth below is certain information with respect to each nominee and each other person whose term as a director will continue after the Annual Meeting:

                                 OTHER POSITIONS WITH SMC, PRINCIPAL OCCUPATION, CERTAIN OTHER         DIRECTOR
NAME                                        DIRECTORSHIPS AND AGE AS OF MAY 21, 1997                    SINCE
---------------------------  ----------------------------------------------------------------------  ------------
NOMINEES TO SERVE UNTIL THE 2000 ANNUAL MEETING:

Robert M. Brill............  General Partner, Poly Ventures, L.P. and Poly Ventures II, L.P.,            1994
                               venture capital investment in high technology; 50
Paul Richman...............  Chief Executive Officer and Chairman, SMC; President, The Consortium        1974
                               for Technology Licensing, Ltd.; 54

DIRECTORS CONTINUING TO SERVE UNTIL THE 1999 ANNUAL MEETING:

Evelyn Berezin.............  Management consultant; Director, DNA Plant Technology Corp.; 72             1993
Peter F. Dicks.............  Corporate Director; Directorships include, among others, The East        1992; also
                               German Investment Trust Plc, Henderson Technology Trust Plc, Second    1976-1991
                               London American Growth Trust Plc, Action Computer Suppliers Holdings
                               Plc; 54

DIRECTORS CONTINUING TO SERVE UNTIL THE 1998 ANNUAL MEETING:

James R. Berrett...........  Retired corporate executive; until January 1996, Office of the              1996
                               Chairman and Chief Operating Executive of NEC Corporation,
                               manufacturer of computers, telecommunications products, and semiconductors; 57
Kathleen B. Earley.........  Vice President, Networked Commerce Services, AT&T Corp.,                    1996
                               telecommunications services; 45
Ivan T. Frisch.............  Executive Vice President and Provost, Polytechnic University; 59            1992

    The principal occupation for the last five years of each nominee and director continuing in office is stated above, except that (1) Mr. Richman became Chief Executive Officer in 1995; (2) prior to January 1994, Ms. Earley was Director, Corporate Business Development, International Business Machines Corporation, having previously served that corporation in various information services positions; and (3) Mr. Frisch became Executive Vice President of Polytechnic University in September 1994.

COMMITTEES AND MEETINGS OF THE BOARD

    The SMC Board of Directors held six meetings during the last fiscal year. The audit committee held five meetings, the compensation committee held seven meetings, and the governance committee (formerly the nominating committee) held four meetings. The members of the audit committee are Robert M. Brill, Kathleen
B. Earley and Herman Fialkov; the members of the compensation committee are Evelyn Berezin, James R. Berrett and Peter F. Dicks; and the members of the governance committee are Robert M. Brill, Herman Fialkov and Ivan T. Frisch.

    The audit committee reviews the internal controls of SMC and the objectivity of its financial reporting. It meets with appropriate SMC financial personnel and the independent public accountants in connection with these reviews. It recommends to the Board the appointment of the firm of independent public accountants, subject to ratification by the stockholders at the annual meeting, to serve as auditors for the following year. The compensation committee makes recommendations to the Board with respect to the compensation of officers of SMC; members of the compensation committee also constitute the committees that administer SMC's stock option plans (other than the Director Stock Option Plan) and restricted stock bonus plan. Among other responsibilities, the governance committee recommends criteria and qualifications for nominations for director, identifies possible candidates, and recommends to the Board for nomination those whom the committee deems best qualified. The governance committee will consider recommendations for director made by stockholders. Such recommendations should be in writing, mailed to the Secretary of SMC.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The management of SMC has been informed that, as of May 21, 1997, the persons and groups identified in the table below, including all directors, nominees and executive officers, owned beneficially, within the meaning of Securities and Exchange Commission ("SEC") Rule 13d-3, the shares of SMC Common Stock reflected in such table. As of May 21, 1997, each director, nominee or executive officer of

SMC disclaims beneficial ownership of securities of any subsidiary of SMC. Except as otherwise noted, the named beneficial owner claims sole investment and voting power as to the securities reflected in the table.

                                                                                                        NUMBER OF
BENEFICIAL OWNER                                                                                        SHARES(1)
-----------------------------------------------------------------------------------------------------  -----------
Evelyn Berezin.......................................................................................      25,500(2)
James R. Berrett.....................................................................................          --
Robert M. Brill......................................................................................      26,000(3)
Anthony M. D'Agostino................................................................................       5,353(4)
Peter F. Dicks.......................................................................................      45,000(3)
Kathleen B. Earley...................................................................................          --
Herman Fialkov.......................................................................................      86,003(3)
Ivan T. Frisch.......................................................................................      24,500(5)
Lance E. Murrah......................................................................................      14,659(6)
Eric M. Nowling......................................................................................       9,991(7)
Paul Richman.........................................................................................     216,705(8)
Arthur Sidorsky......................................................................................      58,396(9)
All directors and executive officers as a group (11 persons).........................................     512,107(10)
Intel Corporation
  2200 Mission College Blvd.
  Santa Clara, CA 95052-8119.........................................................................   3,085,112(11)
Smith Barney Holdings Inc.
and Travelers Group Inc.
  388 Greenwich St.
  New York, NY 10013.................................................................................     893,591(12)

------------------------

 (1) Shares held by each beneficial owner constitute less than 1% of the class, except for all directors and executive officers as a group (3.26%), Intel Corporation (18.17%), and Smith Barney Holdings Inc. and Travelers Group Inc. (5.79%).

 (2) Includes 500 shares owned jointly with husband and 25,000 shares covered by currently exercisable options.

 (3) Includes 25,000 shares covered by currently exercisable options.

 (4) Mr. D'Agostino served as Senior Vice President-Finance and Treasurer through January 31, 1997.

 (5) Includes 19,000 shares covered by currently exercisable options.

 (6) Includes 8,944 shares covered by currently exercisable options.

 (7) Includes 6,011 shares covered by currently exercisable options.

 (8) Includes 98,488 shares covered by currently excercisable options.

 (9) Includes 16,282 shares owned jointly with wife and 28,406 shares covered by currently exercisable options.

(10) Includes 260,849 shares covered by currently exercisable options.

(11) Includes 1,542,606 shares covered by a currently exercisable warrant. Information is furnished in reliance on Schedule 13D dated March 27, 1997 of the named person, filed with the SEC.

(12) Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G dated February 13, 1997 of the named persons, filed with the SEC.

EXECUTIVE COMPENSATION

    The following table sets forth all plan and non-plan compensation paid to the named executive officers for services rendered in all capacities to SMC and its subsidiaries during the three years ended February 28, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                     --------------------------
                                                                                     SHARES OF
                                      ANNUAL COMPENSATION(1)                           STOCK
                                -----------------------------------   RESTRICTED    UNDERLYING
                                  FISCAL       SALARY      BONUS         STOCK        OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR         ($)         ($)      AWARDS($)(2)   GRANTED(#)   COMPENSATION($)(3)
------------------------------  -----------  ----------  ----------  -------------  -----------  -------------------
Paul Richman..................        1997      390,768     500,000       -0-          168,405            4,904
  Chairman and Chief                  1996      360,000     450,000       -0-          116,544            4,393
  Executive Officer                   1995      386,500     386,500       -0-           22,245            4,711
Arthur Sidorsky...............        1997      289,461     -0-           -0-           77,168            4,847
  Executive Vice President            1996      264,550     264,550       52,910        14,155            4,597
                                      1995      240,500     240,500       48,100        13,842            4,695
Anthony M. D'Agostino.........        1997      186,266     -0-           -0-           -0-               5,033
  Senior Vice President--             1996      200,000      25,000       24,995        28,293            4,682
  Finance                             1995      155,000     108,606       31,000         8,921            4,677
  and Treasurer(4)
Lance E. Murrah...............        1997      195,384     -0-           -0-           41,759            4,756
  Senior Vice President               1996      150,000      45,000       30,000        10,000            4,242
Eric M. Nowling...............        1997      130,907     -0-           -0-           41,084            4,725
  Vice President and                  1996      123,000      17,500       24,603        10,000            3,444
  Controller

------------------------

(1) Excludes perquisites and other personal benefits aggregating less than the lesser of $50,000 or 10% of the total salary and bonus reported for the named person.

(2) Restricted stock awards vest on each of the second, third, and fourth anniversaries of the grant date, to the extent of one-third of the shares awarded. Each award was made in part payment of the executive officer's fiscal 1997, 1996, or 1995 bonus, following the end of such fiscal year. Holders of restricted stock awards are entitled to dividends to the same extent as owners of unrestricted shares. The numbers of shares granted to each executive officer as restricted stock awards are as follows:

                                                                         1997       1996       1995
                                                                       ---------  ---------  ---------
Paul Richman.........................................................     -0-        -0-        -0-
Arthur Sidorsky......................................................     -0-         3,470      2,829
Anthony M. D'Agostino................................................     -0-         1,639      1,824
Lance E. Murrah......................................................     -0-         1,548         --
Eric M. Nowling......................................................     -0-         1,514         --

   As of February 28, 1997, the market value of each executive officer's holdings of restricted stock was as follows: Paul Richman, $82,323; Arthur Sidorsky, $100,521; Anthony M. D'Agostino, $0; Lance E. Murrah, $23,936; Eric M. Nowling, $22,151.

(3) Reflects SMC contributions under the Incentive Savings and Retirement Plan.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(4) Mr. D'Agostino served as Senior Vice President--Finance and Treasurer of the Company through January 31, 1997.

    Pursuant to an employment agreement the other substantive terms of which have expired, Mr. Richman was entitled to receive specified percentages of certain SMC licensing revenues or revenues from sales of products manufactured and/or sold by SMC pursuant to any second-sourcing, technology transfer, or other agreement with an SMC licensee, in total not exceeding $500,000 in fiscal 1997. Such additional compensation is included in the Summary Compensation Table.

    Mr. Richman and SMC entered into an employment agreement as of March 1, 1995, pursuant to which Mr. Richman will be employed as Chairman of the Board until February 29, 2000, unless, prior to such time, the Board of Directors declines to elect him to such position or Mr. Richman declines to serve in such position, in which case Mr. Richman will continue to render services as a consultant. Mr. Richman is required to devote 80% of his business time to rendering services to SMC, subject to the right of either party to reduce such percentage. Mr. Richman's salary for such service is at a rate equal to $400,000 annually, subject to annual increases based on changes in the Consumer Price Index and adjustment for changes in the percentage of his time required to be devoted to SMC. The agreement continues Mr. Richman's right to receive specified percentages of certain SMC licensing or sales revenues, described above (or that of his estate to receive lesser percentages for five years, if Mr. Richman dies while employed by or acting as consultant to SMC).

    Mr. Sidorsky and SMC entered into an employment agreement as of March 1, 1996 pursuant to which Mr. Sidorsky is employed as Executive Vice President until February 29, 2000. Mr. Sidorsky's salary is $296,300, subject to annual increase, in the discretion of the Board of Directors, after review and recommendation of the Compensation Committee. SMC may terminate Mr. Sidorsky's employment before the contract expiration date on notice accompanied by payment equal to one and one-half year's salary.

    For recent fiscal years, SMC has agreed to pay certain of its executives, including certain of the executive officers named in the preceding table, incentive compensation based on specified percentages of the consolidated net income of SMC (or a specified division of SMC) before income taxes, as defined. The amounts of this incentive compensation are included under the Bonus column in the Summary Compensation Table. For fiscal 1997, 1996 and 1995, part of such incentive compensation was paid in cash and is included under the Bonus column, and the balance was paid in the form of restricted stock awards, as set forth in note 2 to the table.

    Under SMC's Executive Retirement Plan, officers, including executive officers, whose employment terminates after 10 years of service or by reason of total and permanent disability (or the beneficiary of a deceased participant), are entitled to receive, for 10 years, in equal monthly installments, beginning at age 65 or such officer's later retirement date, an annual benefit equal to 35% of the participant's Base Annual Salary, as defined. At age 65, Mr. D'Agostino will become entitled to annual benefits under the plan in the amount of $64,519 for 10 years. As of March 1, 1997, the annual benefit that would be payable to each of the remaining executive officers named in the table on reaching age 65 is as follows: Paul Richman, $132,681; Arthur Sidorsky, $93,491; Lance E. Murrah, $55,461; Eric M. Nowling, $42,923.

    The following table sets forth information regarding individual grants of stock options to the named executive officers during the 1997 fiscal year. Options generally become exercisable in four equal annual installments commencing on the first anniversary of grant and may be exercised cumulatively at any time before expiration, except that options granted in January 1997, in respect of options surrendered, become exercisable in accordance with the vesting schedules of the surrendered options in respect of which they were granted.

    The option grants reported in the table immediately following are also reported in the 10-Year Option/SAR Repricings table appearing on page 9.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                          POTENTIAL REALIZABLE VALUE
                                           NUMBER OF     % OF TOTAL SHARES                                AT ASSUMED ANNUAL RATES OF
                                          SECURITIES        SUBJECT TO                                     STOCK PRICE APPRECIATION
                                          UNDERLYING      OPTIONS GRANTED      EXERCISE                        FOR OPTION TERM
                                        OPTIONS GRANTED   TO EMPLOYEES IN        PRICE       EXPIRATION   --------------------------
EXECUTIVE OFFICER                        (# OF SHARES)      FISCAL YEAR      ($ PER SHARE)      DATE         5%($)         10%($)
--------------------------------------  ---------------  -----------------  ---------------  -----------  ------------  ------------
Paul Richman..........................        27,000              1.50%            16.13        6/19/06     273,889.90    694,090.78
                                              17,063              0.95%             9.00        6/29/98      11,010.05     22,242.16
                                              16,684              0.93%             9.00         5/6/99      17,596.31     36,290.87
                                              12,408              0.69%             9.00         5/5/00      19,324.42     40,855.94
                                              21,217              1.18%             9.00        9/14/00      37,031.12     79,007.98
                                              53,783              2.99%             9.00        9/14/05     253,439.52    617,776.61
                                              20,250              1.13%             9.00        6/19/06     105,935.94    263,835.97
Arthur Sidorsky.......................        26,150              1.45%            16.13        6/19/06     265,267.44    672,239.77
                                              10,406              0.58%             9.00        6/29/98       6,714.57     13,564.55
                                              10,382              0.58%             9.00         5/6/99      10,950.76     22,585.00
                                              10,617              0.59%             9.00         5/5/00      16,533.52     34,955.40
                                              19,613              1.09%             9.00        6/19/06     104,705.62    261,984.05
Anthony M. D'Agostino.................        -0-                    0%           --             --            --            --
Lance E. Murrah.......................         4,918              0.27%            15.25         4/9/06      47,166.78    119,529.89
                                              11,765              0.65%            16.13        6/19/06     119,344.99    302,443.63
                                               2,813              0.16%             9.00        6/30/98       1,818.74      3,674.40
                                               2,250              0.13%             9.00       11/30/99       3,010.86      6,297.62
                                               3,750              0.21%             9.00        9/14/05      17,670.98     43,074.25
                                               3,750              0.21%             9.00       12/31/05      18,418.70     45,271.64
                                               3,689              0.21%             9.00         4/9/06      18,802.75     46,571.00
                                               8,824              0.49%             9.00        6/19/06      46,161.91    114,967.34
Eric M. Nowling.......................         1,148              0.06%            15,25         4/9/06      11,010.06     27,901.65
                                               5,900              0.33%            16.13        6/19/06      59,850.01    151,671.69
                                              10,000              0.56%             9.50       12/31/06      59,744.99    151,405.53
                                               3,750              0.21%             9.00        6/30/99       4,233.28      8,763.17
                                               7,500              0.42%             9.00        9/14/05      35,341.96     86,148.50
                                                 861              0.05%             9.00         4/9/06       4,388.50     10,869.51
                                               4,425              0.25%             9.00        6/19/06      23,148.96     57,653.05
                                               7,500              0.42%             9.00       12/31/06      42,054.28    106,347.60

    The following table sets forth aggregate information concerning stock option exercises during fiscal 1997 by each of the named executive officers, together with the year-end value of unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                             NUMBER OF
                                                                       SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                        UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                                       AT FISCAL YEAR-END(#)        AT FISCAL YEAR-END($)
                                       SHARES ACQUIRED     VALUE     --------------------------  ----------------------------
NAME                                   ON EXERCISE(#)   REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------------  ---------------  -----------  -----------  -------------  -----------  ---------------
Paul Richman.........................        -0-            -0-          80,201         61,204       -0-            -0-
Arthur Sidorsky......................        -0-            -0-          20,555         30,463       -0-            -0-
Anthony M. D'Agostino................        -0-            -0-          -0-           -0-           -0-            -0-
Lance E. Murrah......................        -0-            -0-           4,878         20,198       -0-            -0-
Eric M. Nowling......................        -0-            -0-           3,751         20,285       -0-            -0-

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations to the Board of Directors with respect to compensation of the Company's officers, directors and certain other employees, as well as any bonuses for officers.

    The Committee has developed and implemented compensation programs which seek to enhance the profitability of SMC and improve stockholder value by closely aligning the financial interests of the Company's senior management team with those of its stockholders. A significant part of each executive's compensation depends on appreciation of the Company's Common Stock. Each executive's compensation is composed of two elements: (1) current compensation composed of basic salary and cash bonuses and (2) long-term compensation tied directly to stockholder value, composed of restricted stock awards and stock options.

    Base pay is designed to be competitive with salary levels at similar industrial companies for equivalent positions. From time to time, the Committee utilizes independent consultants and/or survey information to ensure that executive salaries are within a competitive range. Each executive is eligible to receive an annual incentive bonus.

    Long-term compensation is tied directly to stockholder return. Under the current program, executives have received stock options which vest over four years and restricted stock awards which vest over four years. The purposes of this program are (1) to motivate the Company's executives to enhance the Company's market capitalization and hence, the stockholders' return, and (2) to create an incentive for the executive to remain with the Company.

    Base salary and additional compensation for the Chief Executive Officer are fixed by his employment agreement, as described following the Summary Compensation Table.

    Section 162(m) of the Internal Revenue Code limits to $1,000,000 the amount of "applicable employee remuneration" deductible by SMC for "covered" employees for any taxable year. No policy has been adopted with respect to Section 162(m) of the Code for executive officers, since their "applicable employee remuneration" levels are not expected to exceed $1,000,000. It is the policy of the Committee, to the extent feasible, to keep compensation within the deductible limits.

    During the fiscal year, all active SMC employees were offered the opportunity to exchange their outstanding options for new options having the same terms as the outstanding options being surrendered, except that the exercise price was reduced to $9.00 per share, the closing market price of a share of SMC Common Stock on the day before the offer was announced. In the case of SMC officers, including executive officers, the number of shares covered by the new options was reduced to 75% of the number of shares covered by the old options being surrendered. The Board of Directors authorized such repricing, because the decline in the price of SMC stock made it appear unlikely that outstanding options would be significantly in-the-money prior to their expiration, and, accordingly, the value of the outstanding options as incentives to employee performance had been lost. The Board considered it particularly appropriate to reprice the options to help improve employee morale at a time when a salary reduction was in effect and a number of employees had been laid off.

    Certain of the option grants reported in the table immediately following are also reported in the Option Grants in Last Fiscal Year table appearing on page 6.

                         10-YEAR OPTION/SAR REPRICINGS

                                             NUMBER OF
                                            SECURITIES    MARKET PRICE     EXERCISE
                                            UNDERLYING     OF STOCK AT   PRICE AT TIME                 LENGTH OF ORIGINAL
                                           OPTIONS/SARS      TIME OF     OF REPRICING       NEW      OPTION TERM REMAINING
                                            REPRICED OR   REPRICING OR   OR AMENDMENT    EXERCISE     AT DATE OF REPRICING
NAME                              DATE      AMENDED (#)   AMENDMENT ($)       ($)        PRICE ($)        OR AMENDMENT
------------------------------  ---------  -------------  -------------  -------------  -----------  ----------------------
Paul Richman..................    1/27/97       17,063           9.00          16.00          9.00        1 year   5 months
  Chairman and Chief Executive    1/27/97       16,684           9.00          17.38          9.00       2 years   3 months
  Officer                         1/27/97       12,408           9.00          18.69          9.00       3 years   3 months
                                  1/27/97       21,217           9.00          16.25          9.00       3 years 8.5 months
                                  1/27/97       53,783           9.00          16.25          9.00       8 years 8.5 months
                                  1/27/97       20,250           9.00          16.13          9.00       9 years 5.5 months
                                  3/22/88        1,435           5.75          22.94          5.75                 7 months
                                  3/22/88        7,230           5.75          13.88          5.75       2 years   6 months
                                  3/22/88        3,410           5.75          13.88          5.75       2 years   9 months
                                  3/22/88        7,850           5.75          14.00          5.75       4 years   3 months

Arthur Sidorsky...............    1/27/97       10,406           9.00          16.00          9.00        1 year   5 months
  Executive Vice President        1/27/97       10,382           9.00          17.38          9.00       2 years   3 months
                                  1/27/97       10,617           9.00          18.69          9.00       3 years   3 months
                                  1/27/97       19,613           9.00          16.13          9.00       9 years 5.5 months
                                  3/22/88        1,410           5.75          22.94          5.75                 7 months
                                  3/22/88        6,588           5.75          13.88          5.75       2 years   6 months
                                  3/22/88          772           5.75          13.88          5.75       2 years   9 months
                                  3/22/88        6,350           5.75          14.00          5.75       4 years   3 months

Anthony M. D'Agostino.........    3/22/88          750           5.75          18.50          5.75        1 year   7 months
  Senior Vice President--         3/22/88          500           5.75          13.88          5.75       2 years   6 months
  Finance and Treasurer(1)        3/22/88          500           5.75          14.75          5.75        4 years   1 month
                                  3/22/88          350           5.75          14.00          5.75       4 years   3 months

Lance E. Murrah...............    1/27/97        2,813           9.00          16.50          9.00        1 year   5 months
  Senior Vice President           1/27/97        2,250           9.00          23.88          9.00       2 years  11 months
                                  1/27/97        3,750           9.00          16.25          9.00       8 years 8.5 months
                                  1/27/97        3,750           9.00          16.50          9.00       8 years  11 months
                                  1/27/97        3,689           9.00          15.25          9.00       9 years   3 months
                                  1/27/97        8,824           9.00          16.13          9.00       9 years 5.5 months
                                  3/22/88        2,000           5.75          15.75          5.75       2 years   5 months
                                  3/22/88          325           5.75          14.00          5.75       4 years   3 months

Eric M. Nowling...............    1/27/97        3,750           9.00          14.25          9.00       2 years   5 months
  Vice President and              1/27/97        7,500           9.00          16.25          9.00       8 years 8.5 months
  Controller                      1/27/97          861           9.00          15.25          9.00       9 years   3 months
                                  1/27/97        4,425           9.00          16.13          9.00       9 years 5.5 months
                                  1/27/97        7,500           9.00           9.50          9.00       9 years  11 months
                                  3/22/88          750           5.75          10.63          5.75       3 years   6 months
                                  3/22/88          280           5.75          14.00          5.75       4 years   3 months

            Evelyn Berezin      James R. Berrett      Peter F. Dicks

------------------------
(1) Mr. D'Agostino served as Senior Vice President-Finance and Treasurer of the Company through January 31, 1997.

    The following line graph compares cumulative total stockholder return for SMC Common Stock, the Center for Research in Security Prices ("CRSP") Total Return Index for Nasdaq Stock Market (US Companies) and the CRSP Total Return Index for Nasdaq Computer Manufacturers Stocks, assuming an investment of $100 in each in February 1992 and the monthly reinvestment of dividends. The performance shown on the graph is not necessarily indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              SMC       NASDAQ MARKET      NASDAQ COMPUTER MANUFACTURERS
2/28/92       100.00             100.00                             100.00
2/28/93       205.50             106.50                             105.80
2/28/94       209.60             126.00                             112.20
2/28/95       290.40             127.70                             115.30
2/28/96       174.00             179.20                             200.10
2/28/97        93.20             212.50                             227.30

    Pursuant to SEC rules, the material under the caption Board Compensation Committee Report on Executive Compensation through and including the line graph and related explanatory material is not to be deemed either "soliciting material" or "filed" with the SEC. It is specifically excluded from any material incorporated by reference in SMC filings under the Securities Act of 1933 or Securities Exchange Act of 1934, whether such filings occur before or after the date of this proxy statement and notwithstanding anything to the contrary set forth in any such filing.
                            ------------------------

    Directors who are not officers of SMC receive an annual basic retainer of $25,000, plus $1,200 per meeting attended; committee members receive an additional annual retainer of $3,500 per committee, plus $800 per committee meeting attended.

    SMC's Plan for Deferred Compensation in Common Stock for Outside Directors, effective July 15, 1997, provides for deferred payment, at the election of the director, of 100%, 50%, or (for directors serving as such on March 4, 1997) 0% of such director's annual retainer, in shares of SMC Common Stock. The deferred amount is payable in cash or stock, at the election of the director, when the director ceases to be a director for any reason or, in cash only, upon the occurrence of a change in control of SMC.

    Under SMC's 1990 Director Stock Option Plan, options to purchase an aggregate of 200,000 shares of SMC Common Stock were authorized for grant to directors who were not employees of SMC or any subsidiary ("Eligible Directors"). Pursuant to the plan, on October 11, 1989, each of the Eligible Directors was granted an immediately exercisable option to purchase 10,000 shares and a vesting option to purchase 15,000 shares. Any director who became an Eligible Director upon initial election after October 11, 1989, automatically was granted a vesting option to purchase 15,000 shares. Vesting options become exercisable to the extent of 5,000 shares on each of the first three anniversaries of the date of grant. The per share exercise price of each option equals the fair market value of a share of the Common Stock on the date of grant. In general, options are not transferable and expire the earlier of five years after grant or three years after the holder ceases to be a director. The 1990 Plan has been terminated, except with respect to outstanding options.

    Under SMC's 1994 Director Stock Option Plan, options to purchase an aggregate of 250,000 shares of SMC Common Stock were authorized for grant to Eligible Directors. Pursuant to the plan, on July 7, 1994, each of the Eligible Directors who last received an option to purchase SMC Common Stock pursuant to an SMC stock option plan prior to the 1992 annual meeting of stockholders was granted a vesting option to purchase 25,000 shares and each of the Eligible Directors who last received an option to purchase SMC Common Stock pursuant to an SMC stock option plan immediately following any of the 1992, 1993 or 1994 annual meetings of stockholders was granted a vesting option to purchase 10,000 shares. Any director who becomes an Eligible Director upon initial election after July 7, 1994 automatically is granted a vesting option to purchase 25,000 shares. Vesting options become exercisable to the extent of one-third of the number of shares granted on each of the first three anniversaries of the date of grant. Commencing with the 1997 annual meeting of stockholders, each Eligible Director automatically will be granted an immediately exercisable option to purchase 8,333 shares following each annual meeting of stockholders, provided that such Eligible Director shall have been an Eligible Director for the three prior annual meetings. The per share exercise price of each option equals the fair market value of a share of the Common Stock on the date of grant. In general, options are not transferable and expire the earlier of five years after grant or three years after the holder ceases to be a director.

    SMC's Retirement Plan for Directors provides for the payment to each retired director, for a maximum of 10 years after retirement, of an amount equal to the director's retainer in effect at his or her retirement, for service on the Board and each Board committee of which he or she was then a member. Payments for a shorter period are made to the spouse of a director who dies while in service or within 10 years after his or her retirement. Mr. Richman has waived all rights under this Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Herman Fialkov, who was one of the founders of SMC, has been engaged by SMC as a consultant through June 30, 1997, at a fee equivalent to $57,500 per annum. In the event of Mr. Fialkov's death while so engaged, his compensation is to be continued for six months following the month in which death occurred. The agreement requires Mr. Fialkov to keep information received from SMC confidential, so long as such information is not otherwise publicly disclosed, and prohibits him, except with SMC's consent, from serving any competitor of SMC engaged in the design or manufacture of semiconductor devices. Mr. Fialkov's duties are to be performed at times and places convenient to him, and he is not required to devote more than twelve hours in any week nor more than five days in any calendar month to his consulting activities. The agreement provides that, if he is called upon to perform services beyond the scope of ordinary consulting duties, he shall be compensated for such services on a basis to be agreed between him and SMC.

    In connection with the sale to Intel Corporation ("Intel") of 1,542,506 shares of SMC Common Stock in March 1997 at $9.50 per share, SMC granted Intel a three-year warrant covering 1,542,606 shares at $10.45 per share until March 18, 1998, $11.40 per share between March 18, 1998 and March 18, 1999, and $12.35 per share between March 18, 1999 and March 18, 2000. SMC and Intel also entered into an Investors Rights Agreement, pursuant to which Intel (a) has the right to (i) designate an observer to attend meetings of SMC's Board of Directors or a representative for election to SMC's Board; (ii) require SMC to register Intel's SMC Common Stock for sale pursuant to the Securities Act of 1933; and (iii) buy additional shares of SMC Common Stock from SMC pursuant to a right of first refusal or to maintain its percentage ownership of SMC Common Stock; and (b) is prohibited from acquiring more than 25% of SMC's outstanding Common Stock (subject to certain exceptions). The agreement gives SMC a right of first refusal respecting sales by Intel of its SMC Common Stock. In addition, Intel has agreed to design SMC's I/O components into at least seven of Intel's motherboard designs through December 31, 1997, to permit SMC to compete for additional design-ins through December 31, 1998, and to make SMC a preferred supplier of Low Pin Count Specification ("LPC") compliant components. SMC has agreed that it will sell the designed-in I/O components to Intel at prices no higher than SMC charges any unaffiliated party for equivalent production volumes of the same or substantially the same products.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

    Based solely on a review of copies of reports and written representations furnished to SMC by its executive officers and directors, SMC believes that all reports required to be filed by its executive officers and directors in the 1997 fiscal year were filed timely, except for reports on Form 5, covering option grants previously disclosed in SMC's 1995 Proxy Statement, filed late by each of Ms. Berezin and Messrs. Brill, Dicks, Fialkov and Frisch, due to an oversight by company counsel.

                              STOCKHOLDER PROPOSAL

    A stockholder has submitted the following proposal, which will be voted on at the Annual Meeting, if presented by its proponent. The name and address of, and number of shares held by, the proponent will be furnished by SMC to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request therefor. Such a request may be addressed to the Secretary of the Company.

                    NON-EMPLOYEE RETIREMENT PLANS RESOLUTION

    "RESOLVED, that the shareholders assembled in person and by proxy, recommend
(i) that all future non-employee directors not be granted pension benefits and
(ii) current non-employee directors voluntarily reliquish their pension benefits."

                              SUPPORTING STATEMENT

    Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other cogent reasons that render this policy as unacceptable.

    Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

    But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. I am a founding member of the Investors Rights Association of America and I feel this practice perpetuates a culture of corporate managment "cronyism" that can easily be at odds with shareholder and company interest.

    A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstate that those companies that offer pensions have a better performance record then their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.
                           MANAGEMENT RECOMMENDATION

    The Board believes that the best interests of SMC and its stockholders are served by attracting the most talented, experienced, knowledgeable and committed individuals to serve as outside directors. To recruit and retain such highly sought individuals for Board service, SMC must provide a compensation package, competitive with that offered by other public corporations. The package must recognize the increasing time commitments, diligence requirements and risks associated with Board service.

    According to a 1996 study of major corporations by the Spencer Stuart consulting firm, an overwhelming majority of such corporations provide retirement plans to their non-employee directors. The Board believes that such plans have become increasingly necessary to attract and retain quality directors.

    The Board firmly believes that the Retirement Plan for Directors, described on page 11, which plan, over a 10-year period, provides a benefit equal at maximum to the director's retainer at retirement, is an appropriate component of the compensation program for non-employee directors and is reasonably designed to encourage talented individuals to join and continue to serve on the SMC Board for the significant period of time required to gain experience with, and knowledge of, SMC's complex business. Retirement benefits are a form of deferred compensation, based upon the years of service of the director on SMC's Board.

    The retirement benefit payable to SMC directors is payable only for a period not exceeding the number of years that the director served on SMC's Board, and for not more than ten years, in any case. The benefit is based upon annual directors' compensation in effect at the time of the director's retirement.

    The proponent makes various unsupported statements that the prospect of receiving retirement benefits somehow compromises the Board's independence and allegiance to the best interests of SMC and its stockholders. While the proponent recognizes that outside directors are ". . . certainly entitled to compensation for their time and expertise," he contends that compensation for that time and expertise, which is not paid until after the director retires from the Board, should be viewed differently from any other form of compensation. The Board rejects these arguments and notes that, during the past several years, it has taken various steps which demonstrate its independence and allegiance to SMC and its stockholders, including the creation of the Committee on Corporate Governance and the adoption of a requirement that each non-employee director elected to the Board after March 4, 1997 must annually elect to purchase Common Stock in an amount equal to either 50% or 100% of such director's Basic Retainer.

    Removal of the retirement benefit would place the Company at a significant disadvantage to its competitors in recruiting outside directors. The Company cannot afford to eliminate incentives for qualified people to serve on the Board.

    Outside directors are not, as the proponent asserts, "retained by corporate management, namely the C.E.O." Rather, they are nominated by the Board, after investigation and review by the Corporate Governance Committee. All members of that Committee and all but one of the entire Board of SMC directors are themselves non-employee directors, elected by and owing allegiance only to the stockholders.

    The Board also opposes the proposal to deny retirement benefits because the proposal seeks to abrogate benefits already accrued for directors who are currently serving. The Company's Retirement Plan for Directors was an inducement for non-employee directors to join the Board and remain in the service of the Company. To ask such directors to relinquish benefits would be, in the Board's view, an act of bad faith and a breach of a contractual commitment.

    Your Board believes that, for SMC to stay competitive and to attract quality persons to serve in the future, the Retirement Plan for Directors should remain in place.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    Subject to ratification by the stockholders, the Board of Directors has selected Arthur Andersen LLP ("Arthur Andersen") as independent public accountants for SMC for the fiscal year ending February 28, 1998. Arthur Andersen was the independent public accountant for SMC for its fiscal year ended February 28, 1997. A representative of Arthur Andersen is expected to be present at the Annual Meeting, with the opportunity to make a statement, if he or she desires to do so, and is expected to be available to respond to appropriate questions.

    If the selection of Arthur Andersen is not ratified, or if prior to the next annual meeting of stockholders such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Board of Directors, the Board of Directors will appoint other independent auditors whose selection for any period subsequent to the next Annual Meeting will be subject to stockholder ratification at such meeting.

                               VOTING PROCEDURES

    Every stockholder of SMC is entitled to cast, in person or by proxy, one vote for each share of SMC Common Stock held at the close of business on May 21, 1997, the record date for the Annual Meeting. At that date, SMC had outstanding 15,437,605 shares. The proxy hereby solicited is revocable at any time prior to its exercise and may be revoked in any manner permitted by law.

    The presence at the meeting in person or by proxy of stockholders entitled to cast a majority of the votes at the meeting constitutes a quorum. The election of directors is decided by a plurality of the votes cast. A majority of the votes cast is required to approve each other matter to be acted on at the meeting. Abstentions and broker non-votes have no effect on the proposals being acted upon.

    The proxies named in the enclosed form of proxy and their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified on the form of proxy, the shares will be voted in accordance with the specification so made.

                                    GENERAL

    The cost of preparing, assembling and mailing the proxy statement and related material will be borne by SMC. In addition to soliciting proxies by mail, SMC may make requests for proxies by telephone, facsimile transmission or messenger or by personal solicitation by officers, directors, or employees of SMC, at nominal cost to SMC, or by any one or more of the foregoing means. Georgeson & Company has been retained by SMC to assist in the solicitation of proxies, for fees anticipated to aggregate approximately $4,500, plus reasonable out-of-pocket expenses. SMC will reimburse brokerage firms and other nominees in accordance with the New York Stock Exchange schedule of charges for the cost of forwarding proxy material to beneficial owners of SMC stock.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

    Stockholder proposals intended for inclusion in the proxy statement for the next Annual Meeting must be received by SMC by February 2, 1998 and should be sent to the Vice President and Controller, Standard Microsystems Corporation, 80 Arkay Drive, Hauppauge, New York 11788.

    As of the date of this proxy statement, the Board of Directors of SMC knows of no matter, other than the election of directors, the stockholder proposal, and the ratification of the selection of independent public accountants, to come before the meeting. If any other matter should properly come before the meeting, it is the intention of the persons named on the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

                                          By order of the Board of Directors,
                                          HAROLD I. KAHEN
Dated: June 2, 1997
                                          SECRETARY

YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. PLEASE SIGN AND MAIL
                                   IT TODAY.

                       STANDARD MICROSYSTEMS CORPORATION

               PROXY-Annual Meeting of Stockholders-July 15, 1997

     PAUL RICHMAN, HERMAN FIALKOV and HAROLD I. KAHEN, and each of them, each with full power of substitution, hereby are authorized to vote, by a majority of those or their substitutes present and acting at the meeting or, if only one shall be present and acting, then that one, all of the shares of Standard Microsystems Corporation that the undersigned would be entitled, if personally present, to vote at the 1997 annual meeting of stockholders, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side hereof and in the notice of annual meeting.

Please date and sign this proxy on the REVERSE SIDE, and mail it in the enclosed envelope, which requires no postage if mailed in the United States.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

This  proxy  is  solicited  on  behalf  of the  Board of      Please mark
Directors.  Unless otherwise properly marked, this proxy      your votes as  [X]
will be voted for proposals 1 and 2 and AGAINST proposal      indicated in
3, as recommended by the Board of Directors.                  this example

The Board of Directors recommends a vote FOR proposals 1 and 2:

1. ELECTION OF DIRECTORS

               FOR                              WITHHOLD
           all nominees                         AUTHORITY
        (except as marked                    to vote for all
         to the contrary)                    nominees listed

               [ ]                                 [ ]

Nominees: Robert M. Brill, Paul Richman

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

_______________________________________________________________________________

2. SELECTION OF ARTHUR ANDERSEN LLP AS
   INDEPENDENT PUBLIC ACCOUNTANTS.

       FOR        AGAINST        ABSTAIN
       [ ]          [ ]            [ ]

The Board of Directors recommends a vote AGAINST proposal 3:

3. ADOPTION OF STOCKHOLDER PROPOSAL RELATING TO DIRECTOR
   RETIREMENT PLANS.

       FOR        AGAINST        ABSTAIN
       [ ]          [ ]            [ ]

PLEASE DATE AND SIGN THIS PROXY AND
RETURN IT PROMPTLY.


Signature_____________________ Signature_____________________ Date________, 1997

(Please sign exactly as your name appears hereon. If the named holder is a corporation, partnership or other association, please sign its name and add your own name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title. If shares are held jointly, EACH holder should sign.)

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                            ^ FOLD AND DETACH HERE ^